Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 2, 2022
Registration Statement Nos. 333-253034 and 333-253034-01

$1bn Verizon Master Trust Series (VZMT) 2022-5/2022-6

Joint Bookrunners: BofA (str), SMBC, TD, Wells Fargo
Co-Managers: Barclays, Mizuho
DE&I Coordinator: BofA
DE&I Co-Managers: CastleOak, Ramirez, Siebert Williams Shank

-ANTICIPATED CAPITAL STRUCTURE-
CLS	Size($mm)	WAL	F/S	LGL	Bench^	Yield	Price	Cpn
22-5 A1A	351.005	1.44	AAA/AAA	07/20/27	IC + 67	3.752	99.99560	3.72
22-5 A1B	57.355	1.44	AAA/AAA	07/20/27	SOFR30A + 62		100.00000
22-5 B	35.310	1.44	AA+/AA	07/20/27	IC
22-5 C	16.410	1.44	AA-/A	07/20/27	IC

22-6 A	479.240	2.94	AAA/AAA	01/22/29	IC + 67	3.700	99.99481	3.67
22-6 B	41.430	2.94	AA+/AA	01/22/29	IC
22-6 C	19.250	2.94	A+/A+	01/22/29	IC
^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"

Registration:	Public / SEC registered
Exp Ratings:	Fitch and S&P
Bill & Deliver:	BofA
ERISA Eligible:	Yes
Exp Settle:	08/11/22
First Pay:	09/20/22
Min Denoms:	$1k x $1k
RR Compliance:	US – Yes, EU/UK - Article 6(3)b) retention / No Article 7 undertakings

Pxg Speed:	N/A; 2022-5: 01/24 ARD, 2022-6: 07/25 ARD (soft-bullets)
BBRG Tickers:	VZMT 2022-5, VZMT 2022-6
BBRG SSAP:	"VMT05", "VMT06"

DealRoadshow:	www.dealroadshow.com; Password "ULTRA5G"
IntexNet:	"basvzmt2205_50pctfl"; Password "294U"
"basvzmt2206"; Password "V46X"

CUSIPs	22-5 A1A: 92348KAV5	22-6 A: 92348KAZ6
	22-5 A1B: 92348KAW3	22-6 B: 92348KBA0
	22-5 B: 92348KAX1	22-6 C: 92348KBB8
22-5 C: 92348KAY9

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.